Exhibit 99.1

Rapid Fire Marketing Issues Letter to Shareholders

August 13, 2014

The Company has issued the following update to shareholders regarding Rapid Fire Marketing’s business going forward for the remainder of 2014 and into 2015:

Topics to be covered:

•	Dry Vaporizer
•	Business Update including Merger/Acquisitions

PocketPuffer® Dry Vaporizer

Drawing for the 5 PocketPuffer® Units:

Drawing for the PocketPuffer® has been completed and winners were notified via email on July 29, 2014. All of the winners responded and are standing by to receive their PocketPuffer® and provide their valuable feedback regarding the unit.

First Production Model

A couple of weeks ago we received our first production model of the PocketPuffer® complete with graphics, branding and logo. During the last 2 weeks, we have conducted extensive testing in-house. While the unit worked very well, we did discover a couple of minor issues with the unit. These issues were discussed with our manufacturer and those updates are being included on the first production run. While this has led to another minor delay in full scale production, we feel that the units we will receive on this first production run will be of high quality and will work very well for users/testers of the unit. The manufacturer will ship units in batches as soon as they are complete. We expect to get an update on the timeline for production and shipping this week.

Business Update

As mentioned in the previous update, while there is a great deal of effort going into getting the PocketPuffer® to the marketplace, this is not the only initiative we are working on.

There are basically two different ways to build a business in the public marketplace; one is through organic growth through sales of products, the second is to either acquire or merge with a business which is already cash flow positive. We are currently in discussions with several private businesses that, if acquired or merged with, would provide immediate revenue and substantial cash flow to Rapid Fire Marketing.

Back in March of 2012 when I took over as CEO, my priorities were to get the Company to fully reporting status with the SEC and to get products to market. As it turned out, the getting fully reporting part took a lot more time, capital and effort than I had anticipated. This Company spent the better part of two years with the clean-up effort and getting our registration statement filed. As it turns out, this will be the most important goal we could have achieved.

We believe that mergers and acquisitions with non-reporting vehicles provide limited value and that we would not be able to attract a strong business as a non-reporting company. However, as a fully reporting 1934 Act company and with liquidity in our stock, we have had several private companies come forward looking to be acquired or to merge with us. We believe the acquisitions and mergers will be the most cost effective and accretive direction to grow the business in the near term.

My team and are working diligently to find the best fit among the candidates in which we have been in discussions with. All of the potential acquisition candidates have revenues and are profitable. We believe we will execute on a merger or acquisition which will complete our transition from a non-reporting company with limited revenues to a fully reporting company with substantial revenues.

Regards,

Tom Allinder
CEO